Exhibit 16.1


                       [Letterhead of S. W. Hatfield, CPA]




March 1, 2005


U. S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE:      SEC File #:0-49608
         CIK #: 1166389

Ladies and Gentlemen:

On February 28, 2005, the registered independent certified public accounting firm of S. W. Hatfield, CPA received draft copy of a proposed filing of a Current Report on Form 8-K/A amending the disclosures in Item 4.01 - Changes in Registrant's Certifying Accountant for Basic Empire Corporation (SEC File #0-49608, CIK #1166389) (Company) and our dismissal as auditors for the Company.


We have no disagreements  with the statements made in the draft Form 8-K/A, Item
4.01 disclosures which we read.


Yours truly,
S. W. HATFIELD, CPA

/s/ S. W. Hatfield, CPA

Scott W. Hatfield, CPA